Exhibit 5.2

DLA Piper US LLP 6225 Smith Avenue Baltimore, Maryland 21209-3600 T 410.580.3000 F 410.580.3001 W www.dlapiper.com

December 15, 2006

FTI Consulting, Inc.

900 Bestgate Road, Suite 100

Annapolis, Maryland 21401

Re:	Exchange Offer of FTI Consulting, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) on or about December 15, 2006, under the Securities Act of 1933 (the “Act”) (such Registration Statement, as amended or supplemented, the “Registration Statement”) of FTI Consulting, Inc., a Maryland corporation (the “Company”), in connection with the proposed offer (the “Exchange Offer”) to exchange any and all of the Company’s outstanding 7 3/4% Senior Notes due 2016 (the “Old Notes”) for the Company’s 7 3/4% Senior Notes due 2016 (the “Exchange Notes”) that are being registered pursuant to the Registration Statement, which Exchange Notes will be guaranteed (the “Note Guarantees”) by each of the parties listed on Schedule 1 hereto (collectively, the “Guarantors”). The Exchange Notes and Note Guarantees are to be issued pursuant to the Indenture dated as of October 3, 2006, as supplemented by that certain Supplemental Indenture dated as of December 11, 2006 (as supplemented, the “Indenture”) by and among the Company, the Guarantors, Teklicon, Inc., a California corporation, Competition Policy Associates, Inc., a District of Columbia corporation, FD US Communications Inc., a New York corporation, FD MWA Holdings Inc., a Delaware corporation, Dittus Communications Inc., a District of Columbia corporation and International Risk Limited, a Delaware corporation and Wilmington Trust Company, as Trustee.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, limited liability company records and other instruments as we have deemed necessary for the purposes of this opinion.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.

FTI Consulting, Inc.

December 15, 2006

We are of the opinion that:

1. The Exchange Notes have been duly authorized by all necessary corporate action on the part of the Company and have been duly executed and delivered by the Company.

2. The Note Guarantees for the Exchange Notes have been duly authorized by all necessary limited liability company action on the part of the Guarantors and have been duly executed and delivered by the Guarantors.

We hereby consent to the filing of this opinion by the Company with the Commission as Exhibit 5.2 to the Registration Statement. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus included as part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/    DLA PIPER US LLP

SCHEDULE 1

Guarantors

1.	FTI, LLC, a Maryland limited liability company

2.	FTI Repository Services, LLC, a Maryland limited liability company

3.	Lexecon, LLC, a Maryland limited liability company

4.	FTI Cambio LLC, a Maryland limited liability company

5.	FTI IP, LLC, a Maryland limited liability company

6.	FTI Compass, LLC, a Maryland limited liability company

7.	FTI Investigations, LLC, a Maryland limited liability company

8.	FTI FD LLC, a Maryland limited liability company

9.	FTI International Risk, LLC, a Maryland limited liability company

10.	FTI BKS Acquisition LLC, a Maryland limited liability company

11.	FTI Holder LLC, a Maryland limited liability company